Exhibit 99.1

Seattle Genetics Reports Development Progress and

Third Quarter 2008 Financial Results

— Company advancing broad pipeline of cancer therapies and planning for pivotal trials of SGN-35 in 2009 —

— Conference call today at 5:00 p.m. ET —

Bothell, WA — October 23, 2008 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the third quarter and nine months ended September 30, 2008.

“We are making strong progress across our product portfolio, including advancing twelve clinical trials of four product candidates and finalizing our SGN-35 registration strategy to position the program for pivotal trials to begin in the first half of 2009,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We are planning several presentations at the ASH annual meeting in December highlighting data from our dacetuzumab (SGN-40) and SGN-35 programs. In addition, two of our ADC collaborators, Progenics and Genentech, recently initiated clinical trials with their own ADC programs, bringing the total number of clinical-stage ADCs that utilize our technology to four.”

Pipeline and ADC Collaborator Highlights

Dacetuzumab (SGN-40)

•	Under a worldwide collaboration with Genentech, the companies are conducting six phase Ib-IIb clinical trials to evaluate dacetuzumab in non-Hodgkin lymphoma and multiple myeloma

•

Phase II single-agent data in diffuse large B-cell lymphoma, as well as preclinical research findings, are planned for presentation at the American Society of Hematology (ASH) annual meeting in December 2008

Lintuzumab (SGN-33)

•	Three clinical trials are underway, including a phase IIb randomized trial evaluating overall survival of acute myeloid leukemia patients receiving low-dose cytarabine plus or minus lintuzumab

•	The company expects to complete enrollment and report data from the phase Ib single-agent trial of lintuzumab in the first half of 2009

•	Data from the phase IIb trial are expected in the first half of 2010

SGN-35

•	Accrual is completed and data are planned at ASH from the every three week dosing phase I clinical trial in Hodgkin lymphoma and other CD30-positive malignancies

•	Data from the weekly dosing phase I clinical trial are planned in 2009

•

The company has submitted two special protocol assessments (SPAs) for parallel pivotal clinical trials in patients with relapsed or refractory Hodgkin lymphoma and systemic anaplastic large cell lymphoma

•	Seattle Genetics expects to finalize its U.S. registration pathway during 2008 and initiate pivotal trials in the first half of 2009

SGN-70

•	During the third quarter, Seattle Genetics initiated a phase I clinical trial in healthy volunteers as part of a development plan for SGN-70 in autoimmune diseases

ADC Collaborations

•	Progenics initiated a phase I clinical trial of its PSMA ADC program, triggering a milestone payment to Seattle Genetics

•	Genentech initiated a phase I clinical trial of an ADC for cancer utilizing Seattle Genetics’ technology

•	Seattle Genetics achieved a preclinical milestone under its ADC collaboration with Genentech, triggering an undisclosed payment to Seattle Genetics

Third Quarter and Nine Month Financial Results

Revenues in the third quarter of 2008 were $8.1 million, up from $4.6 million in the third quarter of 2007. For the first nine months of 2008, revenues were $25.2 million, compared to $14.6 million for the same period in 2007. Revenues increased in 2008 primarily as a result of the earned portion of reimbursements, upfront and milestone payments received under the company’s dacetuzumab collaboration with Genentech. In addition, 2008 revenues include the earned portion of milestone and other payments received under the company’s ADC collaborations.

Total operating expenses for the third quarter of 2008 were $31.4 million, compared to $21.0 million for the third quarter of 2007. For the first nine months of 2008, total operating expenses were $85.1 million, compared to $53.7 million in the first nine months of 2007. The planned increases in 2008 were primarily driven by clinical development activities and manufacturing campaigns for dacetuzumab, lintuzumab and SGN-35 and higher employee costs, principally related to growth in the company’s clinical and development staff. Dacetuzumab development costs incurred by Seattle Genetics are included in research and development expense, but are fully reimbursed by Genentech under the collaboration. Non-cash, share-based compensation expense for the first nine months of 2008 was $7.4 million, compared to $5.4 million for the same period in 2007.

Net loss for the third quarter of 2008 was $21.8 million, or $0.27 per share, compared to $14.6 million, or $0.22 per share, for the third quarter of 2007. For the nine months ended September 30, 2008, net loss was $54.9 million, or $0.70 per share, compared to $34.0 million, or $0.57 per share, for the same period in 2007.

As of September 30, 2008, Seattle Genetics had $187.1 million in cash and investments, compared to $197.9 million as of June 30, 2008. Based on higher than expected cash received during the year from ADC collaborators and proceeds from stock option exercises, the company now expects that its cash used in operating activities will be at or below the low end of its $75 million to $85 million guidance range, and that it will end 2008 with approximately $150 million in cash and investments.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 2:00 p.m. Pacific Time (PT); 5:00 p.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at www.seattlegenetics.com, under the News and Investor Information section, or by calling (800) 257-3401 (domestic) or (303) 242-0001 (international). A replay of the discussion will be available beginning at approximately 5:00 p.m. PT today from Seattle Genetics’ website or by calling (800) 405-2236 (domestic) or (303) 590-3000 (international), using passcode 11120729. The telephone replay will be available until 5:00 p.m. PT on October 28, 2008.

About Seattle Genetics

Seattle Genetics is a clinical stage biotechnology company focused on the development and commercialization of monoclonal antibody-based therapies for the treatment of cancer and autoimmune disease. The company has four product candidates in ongoing clinical trials: dacetuzumab (SGN-40), lintuzumab (SGN-33), SGN-35 and SGN-70. Dacetuzumab is being developed under a worldwide collaboration with Genentech. In addition, the company has developed proprietary antibody-drug conjugate (ADC) technology comprising highly potent synthetic drugs and stable linkers for attaching the drugs to monoclonal antibodies. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Genentech, Bayer, CuraGen, Progenics, Daiichi Sankyo and MedImmune, a subsidiary of AstraZeneca, as well as an ADC co-development agreement with Agensys, a subsidiary of Astellas Pharma. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for initiation of future clinical trials, including the planned pivotal trials of SGN-35, generation of clinical data and future pipeline growth. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks related to adverse clinical results as our product candidates move into and advance in clinical trials, failure to achieve milestones under our collaborations and unforeseen increased expenses or unexpected reductions in revenues. In addition, we may be delayed in the initiation of our planned pivotal trials of SGN-35 due to regulatory delays or other circumstances beyond the control of the Company. More information about the risks and uncertainties faced by Seattle Genetics is contained in the Company’s filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30, 2008	December 31, 2007
Assets
Current assets
Cash, cash equivalents and short-term investments	$104,526	$111,361
Other current assets	15,417	7,990

Total current assets	119,943	119,351
Property and equipment, net	11,013	10,294
Long-term investments	82,568	18,223
Other non-current assets	476	662

Total assets	$214,000	$148,530

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$14,917	$10,475
Deferred revenue	23,126	18,873

Total current liabilities	38,043	29,348

Deferred revenue, net of current portion	68,771	64,786
Deferred rent and other long-term liabilities	1,378	410

Total long-term liabilities	70,149	65,196

Stockholders’ equity	105,808	53,986

Total liabilities and stockholders’ equity	$214,000	$148,530

Summary Balance Sheet Information:
Cash, cash equivalents and investment securities	$187,094	$129,584
Working Capital	$81,900	$90,003

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Revenues	$8,079	$4,637	$25,168	$14,584
Operating expenses
Research and development	27,711	17,735	73,362	44,719
General and administrative	3,687	3,297	11,716	8,931

Total operating expenses	31,398	21,032	85,078	53,650

Loss from operations	(23,319)	(16,395)	(59,910)	(39,066)
Investment income, net	1,555	1,782	5,006	5,075

Net loss	$(21,764)	$(14,613)	$(54,904)	$(33,991)

Basic and diluted net loss per share	$(0.27)	$(0.22)	$(0.70)	$(0.57)

Weighted-average shares used in computing basic and diluted net loss per share	79,559	65,957	78,369	59,228